NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris Mathis

(512) 434-3766

TEMPLE-INLAND INC. DECLARES SPECIAL CASH DIVIDEND

AUSTIN, TEXAS, December 7, 2007— Temple-Inland Inc. (NYSE: TIN) announced today that its Board of Directors declared a special cash dividend of $10.25 per common share, payable on December 21, 2007 to Temple-Inland stockholders of record as of the close of business on December 12, 2007. As previously announced, the special dividend represents a portion of the proceeds from the Company’s non-recourse loan secured by the installment notes received from the sale of its strategic timberlands. The special cash dividend is in addition to the previously announced regular quarterly dividend of $0.28 per common share payable December 14, 2007, to stockholders of record as of the close of business on November 30, 2007.

With this announcement of the declaration of the special cash dividend, Temple-Inland is nearing completion of its transformation plan. As announced previously, Temple-Inland expects to spin off its financial services operation, Guaranty Financial Group, and its real estate operation, Forestar Real Estate Group, in tax-free distributions on December 28, 2007 to Temple-Inland stockholders of record as of the close of business on December 14, 2007.

Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: assumptions or expectations regarding the spin-offs proving to be inaccurate or unrealized; general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials,

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purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, and the allowance for credit losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives, including the Transformation Plan; closing the transactions described in this report; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

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